Exhibit 10.5
EMPLOYMENT AGREEMENT
     This Employment Agreement is made and entered into by and between RNCS, Inc. (the “Company”), a Delaware corporation with its principal place of business at Worcester, Massachusetts, and Pamela Pavco, of Longmont, Colorado (the “Executive”), signed on September 24, 2011 and effective as of the Effective Date, as defined in that certain Securities Purchase Agreement, by and among Tang Capital Partners, LP, RTW Investments, LLC, the Company, and RXi Pharmaceuticals Corporation (the “Securities Purchase Agreement”), and entered into as of September 24, 2011 (the “Effective Date”).
     WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including research and development and others;
     WHEREAS, the Executive is possessed of certain experience and expertise that qualify her to provide the direction and leadership required by the Company and its Affiliates; and
     WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Senior Vice President of Pharmaceutical Development and the Executive wishes to accept such employment;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:
     1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.
     2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment shall commence on the Effective Date, and shall continue until terminated pursuant to Section 5 hereof (the “Term”).
     3. Capacity and Performance.
          (a) During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of her position and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Board of Directors of the Company (the “Board”) or by its Chair or other designee.
          (b) During the Term, the Executive shall devote her full business time and her best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of her duties and responsibilities hereunder. The Executive’s services hereunder shall be rendered at the geographic location of the Executive’s choosing (and the Executive shall not be required to relocate), except for travel when and as required in the performance of the Executive’s duties hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.
     4. Compensation and Benefits. As compensation for all services performed by the Executive during the Term and subject to the Executive’s performance of her duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Company shall provide the Executive with the following compensation and benefits:
          (a) Base Salary and Bonus. During the Term, the Company shall pay the Executive a base salary at the rate of $300,000 per annum, payable in accordance with the payroll practices of the Company for its executives and subject to adjustment from time to time by the Board, in its sole discretion (such base salary, as from time to time adjusted, the “Base Salary”). The Executive shall be eligible to receive an annual performance bonus, to be awarded at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”), for the achievement of certain Company and Executive performance goals, which goals will be established annually by the Compensation Committee. The target bonus for achieving these goals shall be equal to thirty (30%) percent of the Base Salary.
          (b) Stock Options. On the day that is seven (7) days following the Closing (as defined in the Securities Purchase Agreement), the Company shall grant to the Executive an option to purchase shares of the common stock of the Company in an amount which shall equal 2% of the outstanding common stock as of such grant date (calculated on a fully-diluted basis), which option shall be exercisable at the fair market value of the common stock on the grant date (the “Option”). The shares that are subject to the Option shall vest and become exercisable in monthly installments over four (4) years beginning on the first month after the Effective Date of the Agreement, provided, in each case, that the Executive remains in the employ of the Company through each such monthly vesting date. Each vested Option shall have a term of ten years and be exercisable by the Executive at any time during such ten-year period. The Option shall be subject to the Company 2011 Equity Incentive Plan, other equity incentive plan, award certificate and shareholder and/or option holder agreements and other restrictions and limitations generally applicable to equity held by Company executives or otherwise required by law. The Executive shall not be eligible to receive any stock options, restricted stock or other equity of the Company, however, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement or as otherwise expressly authorized for her individually by the Board.
          (c) Paid Time Off. During the Term, the Executive shall be entitled to earn paid time off at the rate of twenty-five (25) days per year. Paid time off, which may be taken for any reason including vacation, sick leave and personal leave, may be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Paid time off shall otherwise be governed by the policies of the Company, as in effect from time to time. The number of paid “time off” days will accrue per pay period and will stop accruing once twenty (20) days have been reached.

          (d) Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent any such employee benefit plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.
          (e) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time. In addition, the Company agrees to reimburse the Executive for expenses directly related to the Executive’s performance of duties at the Executive’s Colorado office including (but not limited to) such reasonable and necessary expenses directly related to fax, phone, internet, copying and similar items.
     5. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:
          (a) Death. In the event of the Executive’s death during the Term, the Executive’s employment shall immediately and automatically terminate. In such event, the Company shall pay any Final Compensation (as defined below) to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to her estate.
          (b) Disability.
     (i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of her duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for a total of ninety (90) days, whether or not consecutive, during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation.
     (ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of her employment, whichever shall first occur.

     (iii) While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of her employment.
     (iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of her duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or her duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.
          (c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:
     (i) The Executive’s repeated failure or repeated refusal to perform (other than by reason of disability), or gross negligence in the performance of, her material duties and responsibilities to the Company or any of its Affiliates;
     (ii) Material breach by the Executive of any provision of this Agreement or any other agreement with the Company or any of its Affiliates; provided that the first occurrence of any particular breach shall not constitute Cause unless the Employee has failed to cure such breach within ten (10) days after receiving written notice from the Employer stating the nature of such breach;
     (iii) The Executive’s conviction of, or plea of guilty or nolo contendere to, any felony;
     (iv) The Executive’s act of fraud;
     (v) The Executive’s act or omission that, in the reasonable determination of the Company indicates alcohol or drug abuse by the Executive; or
     (vi) The Executive’s act or personal conduct that, in the judgment of the Company’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of the Executive or the Company under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.
          (d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive.
     (i) Within Twelve Months of the Effective Date. In the event of such termination within the first twelve (12) months following the Effective Date, in addition to Final Compensation, subject to Section 5(d)(iv) and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then monthly during the period of twelve (12) months following the date of termination, the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination and, subject to any employee contribution applicable to the Executive on the date of termination, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans (unless prohibited by law), provided that the Executive is entitled to continue such participation under applicable law and plan terms.
     (ii) More Than Twelve Months after the Effective Date. In the event of such termination after the first twelve (12) months following the Effective Date, in addition to Final Compensation, subject to Section 5(d)(iv) and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then monthly during the period of six (6) months following the date of termination, the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination and, subject to any employee contribution applicable to the Executive on the date of termination, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans (unless prohibited by law), provided that the Executive is entitled to continue such participation under applicable law and plan terms.
     (iii) Following a Change of Control. In the event of such termination within twelve (12) months following a Change of Control, in addition to Final Compensation, subject to Section 5(d)(iv) and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then: (A) monthly during the period of twelve (12) months following the date of termination, the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination, (B) the vesting of a portion of the Executive’s outstanding equity awards granted by the Company shall accelerate, with such acceleration to be equal to the greater of 50% of the unvested portion of all such outstanding awards or the portion that would have vested over the twenty four (24) months from the termination date and, (C) subject to any employee contribution applicable to the Executive on the date of termination, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans (unless prohibited by law), provided that the Executive is entitled to continue such participation under applicable law and plan terms. For purposes of this Agreement, “Change in Control” shall mean: (x) an acquisition of any voting securities of the Company (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) (“Beneficial Ownership”) of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities without the approval of the Board; (y) a merger or consolidation in which the Company’s stockholders immediately prior to such transaction hold, immediately after the consummation of the merger or consolidation, less than 50% of the combined voting power of the Company’s or its successor; or (z) the sale of all or substantially all of the Company’s assets.
     (iv) Release of Claims. Any obligation of the Company to the Executive hereunder, other than for Final Compensation, is conditioned on the Executive signing a timely and effective release of claims in the form provided by the Company (the “Employee Release”) and delivering it to the Company by the deadline specified therein, and the Employee Release taking effect by its terms, within sixty (60) calendar days following the date her employment terminates. Any severance payments to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) calendar days from the date the Executive’s employment terminates. The Release of Claims required for separation benefits in accordance with this Section 5(d) (iii) creates legally binding obligations on the part of the Executive and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it.
          (e) By the Executive for Good Reason. The Executive may terminate her employment hereunder for Good Reason (A) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of that condition; (B) by providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice and (C) by terminating her employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, occurring without the Executive’s consent, shall constitute “Good Reason” for termination by the Executive:
     (i) a material reduction of the Executive’s regular responsibilities from those typically assigned to a Senior Vice President of a similarly situated biotechnology company.
     (ii) a reduction in Base Salary set forth in Section 4 hereof by more than 10% in any calendar year, unless such reduction is in proportion with any Company-wide reductions in base salary for all executive officers of the Company.
     (iii) the Company’s breach of any material term of the Agreement; provided that the first occasion of any particular breach shall not constitute such Good Reason unless the Company has failed to cure such breach within sixty (60) days after receiving written notice from the Executive stating the nature of such breach.
     (iv) requiring the Executive to relocate her Colorado office a distance in excess of fifty (50) miles from its location at the time of such requirement.
In the event of a termination of employment in accordance with this Section 5(e), the Executive will be entitled to receive the same pay and benefits she would have been entitled to receive had she been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an effective Release of Claims as set forth in Section 5(d).
          (f) Timing of Payments and Section 409A.
     (i) Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Section 5 on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”).
     (ii) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
     (iii) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
     (iv) The Executive’s right to reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

     (v) In no event shall the Company have any liability relating to any payment or benefit under this Agreement failing to comply with, or be exempt from, the requirements of Section 409A.
          (g) Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.
     6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment hereunder:
          (a) The Company shall pay to the Executive: (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) pay for any paid time off earned but not used through the date of termination, (iii) any bonus compensation awarded for the year preceding that in which termination occurs, but unpaid on the date of termination and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). The Company shall have no further obligation to the Executive hereunder. Any Base Salary or pay for earned but unused paid time off shall be payable at the time provided by applicable law. Any bonus due for the preceding year shall be payable at the time provided for at the time such bonus is awarded. Any business expenses shall be payable not later than ninety (90) days following the date of termination.
          (b) Payment by the Company of Final Compensation and any Base Salary and contributions to the cost of the Executive’s continued participation in the Company’s group health and dental plans that may be due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive hereunder. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) hereof.
          (c) Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.
          (d) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d), no compensation is earned after termination of employment.

     7. Confidential Information.
          (a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of her duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to her employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after her employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 7 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.
          (b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time her employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.
     8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. The Executive’s obligation to assist the Company in obtaining and enforcing patents for Intellectual Property in any and all countries shall continue beyond the termination of the Executive’s employment with the Company, but the Company shall compensate the Executive at a reasonable, standard hourly rate following such termination for time directly spent by Employee at the Company’s request for such assistance.
     9. Restricted Activities. The Executive agrees that the following restrictions on her activities during and after her employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

          (a) During the Term, the Executive will not undertake any outside activity, whether or not Competitive with the business of the Company or its Affiliates that could reasonably give rise to a conflict of interest or otherwise interfere with her duties and obligations to the Company or any of its Affiliates.
          (b) During the Term and for the Restricted Period (defined below), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise: (i) engage in any Competitive activity within the United States or any other country in which the Company has conducted discovery, development or commercialization activities for any Product or has sought patent protection for any Product, in either case as of the date of such termination; or (ii) undertake any planning for any Competitive business. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly Competitive or potentially Competitive and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is Competitive. For the purposes of this Section 9, the Executive’s foregoing obligations to not engage in any Competitive activity shall encompass all drugs and drug candidates being discovered, developed or commercialized for the same biological target or for the treatment of the same diseases, disorders or conditions targeted by any Product. The foregoing, however, shall not prevent the Executive’s passive ownership of one percent (1%) or less of the equity securities of any publicly traded company. For purposes of this Agreement: (A) the “Restricted Period” shall be twelve (12) months if Executive’s employment terminates on or prior to the first anniversary of the Effective Date, and six (6) months if Executive’s employment terminates after the first anniversary of the Effective Date; and (B) the term “Competitive” shall mean either the discovery, development or commercialization of any human therapeutics or human diagnostics utilizing RNA interference, or the discovery, development or commercialization of any Products.
          (c) During the Restricted Period, the Executive will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding two year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within said two year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during her employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of her employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.
          (d) During the Restricted Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years.
     10. Notification Requirement. Until forty-five (45) days after the conclusion of the Restricted Period, the Executive shall give notice to the Company of each new business activity she undertakes, at least ten (10) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with her obligations under Sections 7, 8 and 9 hereof.
     11. Enforcement of Covenants. The Executive acknowledges that she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon her pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent her from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further agrees that she will never assert, or permit to be asserted on her behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were she to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond and to recover its reasonable attorneys’ fees and costs incurred in securing such relief. The Executive agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which she is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
     12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of her obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

     13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
          (a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.
          (b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.
          (c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of her employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.
          (d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
          (e) “Products” mean all products and product candidates planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all related services provided or planned by the Company or any of its Affiliates, during the Executive’s employment with the Company or any of its Affiliates.
     14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

     15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
     16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.
     19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company, other than any obligations owed to the Company or its predecessor with respect to confidentiality, non-competition, intellectual property, and proprietary information, all of which shall continue in force.
     20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.
     21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

     22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
     23. Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.
[Signature page follows immediately.]

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY

/s/ Pamela Pavco	By:	/s/ Mark J. Ahn
		Name:	Mark J. Ahn
		Title:	President and Chief Financial Officer
[Signature Page to Pamela Pavco Employment Agreement]